Exhibit 10.8

SMAAASH ENTERTAINMENT PRIVATE LIMITED

Kamla Millscompound, Trade View Building, Lower Parel

Mumbai 400013, India

Date: November 16, 2018

To,

I-AM CAPITAL ACQUISITION COMPANY

1345 Avenue of the Americas, 11th Floor

New York, NY 10105

USA

Attn: Director

Dear Sirs,

Ref: Undertaking in relation to the proposed investment by I-AM Capital Acquisition Company

1.	We refer to the Share Subscription Agreement dated May 03, 2018 (“SSA”) entered into between I-AM Capital Acquisition Company (“Investor”), Smaaash Entertainment Private Limited (“Company”) and AHA Holdings Private Limited (“AHA Holdings”) and Mr. Shripal Morakhia (collectively, the “Promoters”) as amended by the following agreements:

(a)	Amendment cum addendum agreement to the SSA dated June 22, 2018;

(b)	Second amendment cum addendum agreement to the SSA dated August _______, 2018;

(c)	Third amendment cum addendum agreement to the SSA dated ___________________, 2018;

(d)	Fourth amendment cum addendum agreement to the SSA dated November 15, 2018.

Collectively, the “Agreements”.

2.	All capitalised terms used but not defined herein shall have the respective meanings assigned to them under the Agreements.

3.	The Company and the Promoters hereby agree and undertake to issue and allot 300,000 (three hundred thousand) Equity Shares of the Company to the Investor against an investment of USD 150,000 (United States Dollars one hundred and fifty thousand) to be made by the Investor into the Company, promptly upon receiving the investment amount, and in no event later than November 30, 2018.

4.	Such issuance and allotment of Equity Shares shall take place in accordance with the terms and conditions set out in the Agreements, including but not limited to Clause 3 (Subscription), Clause 4 (Conditions Precedent), Clause 5.2 (Closing), Clause 5.3 (Consummation of transactions at Closing), Clause 5.4 (Conditions Subsequent to Closing) of the SSA and subject to compliance with Applicable Law, including but not limited to the provisions of the applicable foreign exchange laws in India.

5.	Simultaneous with the issue and allotment of 300,000 (three hundred thousand) Equity Shares to the Investor, AHA Holdings shall and the Company shall cause AHA Holdings to transfer 4,000,000 (four million) Equity Shares of the Company to the Investor, for 200,000 shares of the Investor, Company and Investor, subject to compliance with Applicable Law. It is hereby clarified that this transfer of Equity Shares by AHA Holdings to the Investor shall be consummated, on or prior to November 30, 2018.

SMAAASH ENTERTAINMENT PRIVATE LIMITED

Kamla Millscompound, Trade View Building, Lower Parel

Mumbai 400013, India

6.	The Company and the Promoters shall be bound to do or cause to be done all such further acts, deeds and things and execute such further documents as may be necessary to allot the Equity Shares to the Investor and to facilitate the transfer of Equity Shares from AHA Holdings to the Investor.

7.	In the event the Company receives the investment amount but fails to allot the Equity Shares to the Investor on or prior to November 30, 2018, the Company shall promptly return the investment amount to the Investor.

8.	In case of any conflict between this letter and the Agreements with respect to the number of Equity Shares and investment amount, this letter shall prevail. All other provisions of the Agreements shall remain unchanged and shall continue to be in effect.

Sincerely,
For and on behalf of Smaaash Entertainment Private Limited

/s/ Shripal Morakhia
Authorised Signatory

For and on behalf of AHA Holdings Private Limited

/s/ Shripal Morakhia

/s/ Shripal Morakhia
Mr. Shripal Morakhia